Exhibit 99.1

FOR IMMEDIATE RELEASE

Catalyst Pharmaceutical Partners Initiates Phase 1(b) Safety and

Tolerance Study for CPP-115

Brain GABA Levels, a potential surrogate marker of efficacy, will also be followed

Coral Gables, FL, September 2, 2014 (GLOBE NEWSWIRE) — Catalyst Pharmaceutical Partners, Inc. (Nasdaq:CPRX), a biopharmaceutical company focused on developing and commercializing innovative therapies for people with rare debilitating diseases, today announced the initiation of its second Phase 1 safety and tolerance study for CPP-115, a novel GABA aminotransferase (GABA-AT) inhibitor.

“We are excited to be advancing CPP-115 in the clinic,” said Steven Miller, Ph.D., Chief Operating Officer/Chief Scientific Officer. “Our preclinical experience with CPP-115 has demonstrated its potential for certain epilepsy indications, infantile spasms and other neurological diseases. We expect to report the results of this study at the end of the first quarter or early in the second quarter of 2015.”

The Phase 1(b) trial is designed in 2 parts to evaluate the safety and tolerability of single and multiple doses of CPP-115, including CNS side effects, and respiratory and cardiovascular safety. In addition:

Part 1 of the trial is an open label, single descending dose study in up to 3 cohorts of 2 normal healthy, male volunteers, intended to verify that the drug crosses the blood-brain barrier at levels sufficient to significantly raise brain GABA levels as measured by Magnetic Resonance Spectroscopy (MRS). Catalyst believes increases in brain GABA, an inhibitory neurotransmitter, to be a biomarker for the potential efficacy of CPP-115 as a treatment for Tourette Syndrome, Post-Traumatic Stress Disorder (PTSD) and infantile spasms. If the first dose shows a significant increase, lower single doses will be evaluated to determine a minimal effective dose to be able to set the doses to be evaluated in the multiple dose part of the trial.

Part 2 of the study is designed as a randomized, double-blind, multiple ascending dose study in 4 cohorts of eight normal healthy, male volunteers. In addition to studying basic human safety and tolerability, the effect of multiple doses of CPP-115 on brain GABA levels will also be followed by MRS.

About CPP-115

CPP-115 works by the inhibition of GABA aminotransferase, which leads to increased brain GABA levels that reduce epileptogenesis. Non-clinical data of CPP-115 indicate that there may be a significant reduction, and possibly elimination, of visual field defects (VFDs) from the use of CPP-115 compared to vigabatrin, Sabril ®, which works by a similar mode of action.

Further, based on animal testing to date, CPP-115 has been shown to be at least 200 times more potent than vigabatrin in both in-vitro and animal model studies. The increased potency could enable the development of dosage forms potentially administrable by other routes of administration compared with the marketed oral, immediate release formulations of vigabatrin. Further, based on non-clinical testing completed to date, CPP-115 appears to have superior specificity to GABA aminotransferase and we believe, will have a better side effect profile (e.g. less visual field defects) compared with Sabril ® .

About Catalyst Pharmaceutical Partners

Catalyst Pharmaceutical Partners is a biopharmaceutical company focused on developing and commercializing innovative therapies for people with rare debilitating diseases, including Lambert-Eaton Myasthenic Syndrome (LEMS), infantile spasms, and Tourette Syndrome. Catalyst’s lead candidate, Firdapse™ for the treatment of LEMS, is currently undergoing testing in a global, multi-center, pivotal Phase 3 trial and has received Breakthrough Therapy Designation from the U.S. Food and Drug Administration (FDA). Firdapse™ is the first and only European approved drug for symptomatic treatment in adults with LEMS.

Catalyst is also developing a potentially safer and more potent vigabatrin analog (designated CPP-115) to treat infantile spasms, and epilepsy, as well as other neurological conditions associated with reduced GABAergic signaling, like post-traumatic stress disorder and Tourette Syndrome. CPP-115 has been granted U.S. orphan drug designation for the treatment of infantile spasms by the FDA and has been granted E.U. orphan medicinal product designation for the treatment of West Syndrome by the European Commission.

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties which may cause the Company’s actual results in future periods to differ materially from forecasted results. A number of factors, including whether CPP-115 will be safe for use in humans, whether CPP-115 will be effective for the treatment of Tourette Syndrome, Post-Traumatic Stress Disorder, infantile spasms or other neurological indications, whether CPP-115 will ever be approved for commercialization, and those other factors described in the Company’s filings with the U.S. Securities and Exchange Commission (SEC), could adversely affect the Company. Copies of the Company’s filings with the SEC are available from the SEC, may be found on the Company’s website or may be obtained upon request from the Company. The Company does not undertake any obligation to update the information contained herein, which speaks only as of this date.

Media/Investor Contacts Brian Korb The Trout Group LLC (646) 378-2923 bkorb@troutgroup.com	Company Contact Patrick J. McEnany Catalyst Pharmaceutical Partners, Inc. Chief Executive Officer (305) 529-2522 pmcenany@catalystpharma.com

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